Exhibit 3.(a)

CORRECTED RESTATED CERTIFICATE OF INCORPORATION

OF

STEPAN COMPANY

Stepan Company, a Delaware corporation (the “Corporation”), does hereby certify that:

1. The Restated Certificate of Incorporation (the “Certificate”) of the Corporation as filed with the Secretary of State of the State of Delaware on December 29, 2005 requires revision as permitted by subsection (f) of Section 103 of The General Corporation Law of the State of Delaware.

2. The inadequacy or defect in the Certificate arises from the failure of the Certificate to include a description of the powers, designations, preferences and relative, participating, optional and other rights of the 5 1/2% Convertible Preferred Stock of the Corporation as provided within the Amended Certificate of Designation, Preferences and Rights of 5 1/2% Convertible Preferred Stock Without Par Value as filed on April 30, 1993 with the Office of the Delaware Secretary of State.

3. The inadequacy or defect in the Certificate is hereby corrected by adding to Article IV, Section B of the Certificate the description of the powers, designations, preferences and relative, participating, optional and other rights of the 5 1/2% Convertible Preferred Stock of the Corporation by attaching hereto the Amended Certificate of Designation, Preferences and Rights of 5 1/2% Convertible Preferred Stock Without Par Value as filed on April 30, 1993 with the Office of the Delaware Secretary of State.

4. The corrected Certificate hereby reads as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

STEPAN COMPANY

STEPAN COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is STEPAN COMPANY and the name under which the corporation was originally incorporated was Delaware Stepan Chemical Company. The date of filing its original Certificate of Incorporation with the Secretary of State of Delaware was February 19, 1959.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The text of the Certificate of Incorporation as amended or supplemented heretofore is hereby restated without further amendments or changes to read as herein set forth in full:

ARTICLE I

The name of the corporation is STEPAN COMPANY.

ARTICLE II

Its principal office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name and address of its registered agent is The Corporation Trust Company.

ARTICLE III

The nature of the business, or objects or purposes to be transacted, promoted or carried on are

To manufacture, compound, prepare, buy, sell, deal in and use chemicals, alkalis, dye stuffs, colors, essential oils, insecticides, fungicides, pharmaceuticals, drugs and any and all other chemical products, by-products, allied products and compounds, together with all allied and interdependent lines of business; and to manufacture, sulphonate, hydrogenate, blow, compound, prepare, buy, sell, deal in and use animal, marine, mineral and vegetable oils.

To manufacture, purchase or otherwise acquire, and to hold, own, use, sell or otherwise dispose of and deal in and with, at wholesale and retail, goods, wares and merchandise and personal property of every class and description.

To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts and other securities, obligations, chooses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof. Nothing herein contained shall authorize the corporation to engage in the business of discounting bills and notes or the buying and selling of bills of exchange.

To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

To borrow or raise moneys for any of the purposes of the corporation and, from time to time, without limit as to amount to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

To loan to any person, firm or corporation any of its surplus funds, either with or without security, provided, that no loan of money shall be made by the corporation to any officer of the corporation.

To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey, or otherwise dispose of real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all the things hereinbefore set forth to the same extent as natural persons might or could do.

The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

ARTICLE IV

The total number of shares of stock which the corporation shall have authority to issue is Thirty Two Million (32,000,000) shares, of which Thirty Million (30,000,000) shares shall be Common Stock of a par value of $1.00 per share, and Two Million (2,000,000) shares shall be Preferred Stock without par value.

No holder of shares of any class of the corporation shall have any preemptive or preferential right to subscribe to or purchase any shares of any class of the corporation, whether now or hereafter authorized, or any shares or securities of any kind, whether or not convertible into or evidencing or carrying any right to subscribe to or purchase shares of any class of the corporation now or hereafter authorized, other than such rights, if any, as the board of directors in its discretion may from time to time determine and at such price or prices, permitted by law, as the board of directors may from time to time determine, but any and all such shares and securities may be issued, sold or disposed of from time to time by the board of directors to such persons, firms and corporations and for such consideration, permitted by law, whether cash, services, property or otherwise, as the board of directors may from time to time determine.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof shall be as follows:

A.	COMMON STOCK

1.	Dividend Rights

Subject to the prior rights of the holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.	Liquidation Rights

Upon the voluntary or involuntary dissolution, liquidation or winding-up of the corporation, after the payment in full of all preferential amounts to which the holders of all classes of stock at the time outstanding having prior rights thereto shall be entitled, the remainder of the assets of the corporation shall be distributed equally among the shares of Common Stock at the time outstanding.

3.	Voting Rights

At all meetings of the stockholders, each holder of record of common stock shall be entitled to vote and have one vote for each share held by him of record.

B.	PREFERRED STOCK

The Board of Directors of the corporation shall have authority to fix by resolution or resolutions in accordance with the laws of the State of Delaware, the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock, including (without limitation) the authority to issue from time to time one or more series of the Preferred Stock and to fix any dividend, liquidation, redemption, voting or conversion characteristics of the Preferred Stock of any series thereof.

Eight Hundred Thousand (800,000) shares of the Preferred Stock have been designated by the Board of Directors as “5 1/2% Convertible Preferred Stock” with the relative rights, preferences and powers designated within the Amended Certificate of Designation, Preferences and Rights of 5 1/2% Convertible Preferred Stock Without Par Value attached hereto, incorporated herein by reference and made a part hereof.

ARTICLE V

The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000).

ARTICLE VI

[Intentionally omitted]

ARTICLE VII

The corporation is to have perpetual existence.

ARTICLE VIII

The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

ARTICLE X

Section 1. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit.

Section 2. The corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the corporation), by reason of his acting as a director or officer of the corporation (and the corporation, in the discretion of the Board of Directors, may so indemnify a person by reason of the fact that he is or was an employee of the corporation or is or was serving at the request of the corporation in any other capacity for or on behalf of the corporation) against any liability or expense actually and reasonably incurred by such person in respect thereof. Such indemnification is not exclusive of any other right to indemnification provided by law or otherwise. The right to indemnification conferred by this Section shall be deemed to be a contract between the corporation and each person referred to herein.

Section 3. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any person for or with respect to any acts or omissions of such persons occurring prior to such amendment.

ARTICLE XI

In the absence of fraud, no contract or transaction between this corporation and any other corporation shall be affected by the fact that the directors of this corporation or any of them are interested in or are directors or officers of such other corporation, and any director individually may be a party to, or may be interested in any such contract or transaction of this corporation; and no such contract or transaction of this corporation with any person or persons, firm or association, shall be affected by the fact that any director of this corporation is a party to, or interested in such contract or transaction, or in any way connected with such person or persons, firm or association, provided that the interest in any such contract or transaction of any such director shall be fully disclosed, and that such contract or other transaction shall be authorized or ratified by the vote of a sufficient number of the directors of this corporation not so interested; and each and every person who may become a director in this corporation is hereby relieved from any liability that might otherwise exist from thus contracting with this corporation for the benefit of himself or any firm, association or corporation in which he may be in any wise interested.

ARTICLE XII

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE XIII

Meetings of stockholders may be held without the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be from time to time designated by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

ARTICLE XIV

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

5. This Restated Certificate of Incorporation shall be effective on December 27, 2005 for accounting purposes only.

IN WITNESS WHEREOF, said STEPAN COMPANY has caused this Corrected Restated Certificate of Incorporation to be signed by H. Edward Wynn, its Vice President, General Counsel and Secretary, this 24th day of March, 2011.

By:	/s/ H. Edward Wynn
Name:	H. Edward Wynn
Title:	General Counsel and Secretary

STEPAN COMPANY

Amended Certificate of Designation,

Preferences and Rights of

5  1/2% Convertible Preferred Stock

Without Par Value

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

STEPAN COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of STEPAN COMPANY (the “Corporation”) an Amended Certificate of Designation, Preferences and Rights of 5 1/2% Convertible Preferred Stock Without Par Value (the “Amended Certificate of Designation”) was adopted, subject to stockholder approval, and a meeting of the stockholders of the Corporation was called for consideration thereof. The original Certificate of Designation was adopted by the Board of Directors of the Corporation in 1992 pursuant to Section 151 of the General Corporation Law of the State of Delaware. The resolution setting forth the Amended Certificate of Designation is as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, and subject to the approval by the holders of the Corporation’s Common Stock and the holders of the Corporation’s 5 1/2% Convertible Preferred Stock, Without Par Value (the “5 1/2% Preferred Stock”), the Certificate of Designation, Preferences and Rights of the 5 1/2% Preferred Stock is amended effective at the close of business on April 30, 1993, so that the 5 1/2% Preferred Stock shall have the following powers, designations, preferences and relative, participating, optional or other rights (in addition to any applicable powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, that may be set forth in the Certificate of Incorporation of the Corporation which are applicable to the preferred stock authorized by Article FOURTH of the Corporation’s Certificate of Incorporation, as amended, (the “Preferred Stock”)):

1.	Designation; Number of Shares; Par Value.

The designation of said shares of the Preferred Stock shall be 5 1/2% Convertible Preferred Stock. The number of shares of 5 1/2% Preferred Stock shall be limited to 800,000. Shares of the 5 1/2% Preferred Stock shall be without par value.

2.	Dividends.

(a) The shares of 5 1/2% Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof (an “Authorized Board Committee”), out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $1.375 per share per annum, and no more. Dividends shall accumulate and be payable quarterly on the first day of March, June, September and December of each year (each a “Dividend Payment Date” or collectively, “Dividend Payment Dates”), commencing December 1, 1992, except that if any Dividend Payment Date is not a business day in Chicago, Illinois, then such quarterly dividend shall be payable on the next succeeding business day and such next succeeding business day shall be the Dividend Payment Date. Dividends on the shares of 5 1/2% Preferred Stock shall accrue and be cumulative from the date of their original issue and will be payable to stockholders of record on the record date, which shall be not more than 60 days nor less than 10 days preceding such Dividend Payment Date, fixed for such purpose by the Board of Directors or an Authorized Board Committee in advance of each particular Dividend Payment Date. The amount of dividends payable on shares of 5 1/2% Preferred Stock for each full quarterly dividend period shall be computed by dividing by four the amount per share per annum set forth in this paragraph 2. Dividends payable on the 5 1/2% Preferred Stock for the initial dividend period and for any period less than a full quarterly period shall be computed on the basis of a 360-day year of twelve 30-day months. Dividends paid on shares of 5 1/2% Preferred Stock in an amount less than the total amount of such dividends at the time accumulated and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(b) So long as any shares of 5 1/2% Preferred Stock are outstanding, unless all accumulated dividends on all outstanding shares of 5 1/2% Preferred Stock have been paid or contemporaneously are declared and paid through the last Dividend Payment Date and full quarterly dividends on the 5 1/2% Preferred Stock have been or contemporaneously are declared and set apart for payment through the next succeeding Dividend Payment Date, no dividend shall be paid or declared and set apart for payment or any other distribution made upon the Common Stock or any other stock of the Corporation ranking junior to the 5 1/2% Preferred Stock as to payment of dividends (other than dividends paid or other distributions made in stock of the Corporation ranking junior to the 5 1/2% Preferred Stock as to payment or dividends and upon liquidation, dissolution or winding up), nor shall any Common Stock or any other stock of the Corporation ranking junior to the 5 1/2% Preferred Stock as to payment of dividends be redeemed, purchased or otherwise acquired for any consideration (or any money be paid to or made available for a sinking fund for the redemption of any shares of such stock) by the Corporation except by conversion of such junior stock into or exchange of such junior stock for stock of the Corporation ranking junior to the 5 1/2% Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up.

(c) Except as provided in the next sentence, no dividends shall be paid or declared and set apart for payment or any other distribution made (other than dividends paid or other distributions made in stock of the Corporation ranking junior to the 5 1/2% Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up) on the Preferred Stock or any other series ranking on a parity with the 5 1/2% Preferred Stock as to payment of dividends for any period unless all accumulated dividends on all outstanding shares of 5 1/2% Preferred Stock have been paid or declared and set apart for payment or contemporaneously are paid or declared and set apart for payment through the last Dividend Payment Date and no dividends shall be paid or declared and set apart for payment or any other distribution made (other than dividends paid or other distributions made in stock of the Corporation ranking junior to the 5 1/2% Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up) on the 5 1/2% Preferred Stock unless all accumulated dividends on all outstanding shares of Preferred Stock of all other series ranking on a parity with the 5 1/2% Preferred Stock as to payment of dividends have been paid or declared and set apart for payment or contemporaneously are paid or declared and set apart for payment to the last date to which such dividends are payable. Whenever all accumulated dividends are not paid in full upon the 5 1/2% Preferred Stock or any other series of Preferred Stock ranking on a parity with the 5 1/2% Preferred Stock as to payment of dividends, all dividends declared or other distributions made upon shares of 5 1/2% Preferred Stock and any other series of Preferred Stock ranking on a parity with the 5 1/2% Preferred Stock as to the payment of dividends shall be declared or made pro rata so that the amount of dividends declared or other distributions made per share on the 5 1/2% Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of 5 1/2% Preferred Stock and such other series of Preferred Stock bear to each other. Any dividend paid upon the 5 1/2% Preferred Stock at the time when any accumulated dividends for any prior period are delinquent shall be expressly declared as a dividend in whole or partial payment of the accumulated dividend for the earliest period for which dividends are then delinquent, and shall be so designated to each stockholder to whom payment is made.

(d) Whenever all accumulated dividends are not paid in full upon the 5 1/2% Preferred Stock, no stock of the Corporation ranking on a parity with the 5 1/2% Preferred Stock as to the payment of dividends may be redeemed (pursuant to a sinking fund or otherwise), purchased or otherwise acquired for any consideration by the Corporation except (i) by means of a redemption pursuant to which all outstanding shares of the 5 1/2% Preferred Stock and all Preferred Stock of the Corporation ranking on a parity with the 5 1/2% Preferred Stock as to payments of dividends are redeemed or pursuant to which a pro rata redemption is made from all holders of the 5 1/2% Preferred Stock and all Preferred Stock of the Corporation ranking on a parity with the 5 1/2% Preferred Stock as to payment of dividends, the amount allocable to each series of such stock being determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and the shares of each series being redeemed only on a pro rata basis, or (ii) by conversion of such parity Preferred Stock into, or exchange of such parity Preferred Stock for, stock of the Corporation ranking junior to the 5 1/2% Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up.

(e) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraphs (a) - (d) of this Section 2, and paragraph (c) of Section 3, purchase or otherwise acquire any shares at such time and in such manner.

3.	Optional Redemption.

(a) The Corporation may, at its option, at any time on or after September 1, 1997, redeem all, or any number less than all, of the outstanding shares of 5 1/2% Preferred Stock. Any redemption of shares of 5 1/2% Preferred Stock shall be effected at the prices per share (expressed as a percentage of the Liquidation Preference (as defined in Section 5 hereof) per share during the twelve-month periods), set forth below:

If Redeemed During the Twelve Month-Period Beginning September 1	Redemption Price Per Share

1997	102.8%
1998	102.2%
1999	101.7%
2000	101.1%
2001	100.6%
2002	100.0%

and thereafter at 100% of the Liquidation Preference per share plus, in each case, an amount equal to all dividends (whether or not declared or due) accrued and unpaid on such shares of 5 1/2% Preferred Stock to the date fixed for redemption.

(b) Notwithstanding the foregoing provisions of this Section 3, and subject to the provisions of Section 2 hereof, whenever all accumulated dividends are not paid in full upon the 5 1/2% Preferred Stock, no shares of the 5 1/2% Preferred Stock may be redeemed (pursuant to a sinking fund or otherwise), purchased or otherwise acquired for any consideration by the Corporation, except (i) by means of a redemption pursuant to which all outstanding shares of the 5 1/2% Preferred Stock are simultaneously redeemed or pursuant to which the outstanding shares of the 5 1/2% Preferred Stock are redeemed on a pro rata basis or (ii) by conversion of shares of 5 1/2% Preferred Stock into, or exchange of such shares for, Common Stock or any other stock of the Corporation ranking junior to the 5 1/2% Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up.

(c) Notice of any proposed redemption of shares of 5 1/2% Preferred Stock shall be given by the Corporation by mailing a copy of such notice not less than 30 days nor more than 60 days prior to the date fixed for such redemption to holders of record of the shares of 5 1/2% Preferred Stock to be redeemed at their respective addresses appearing on the books of the Corporation. Said notice shall specify (i) the shares called for redemption, (ii) the redemption price, (iii) the place at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed and the redemption price and (iv) and the then effective Conversion Price (as defined in Section 4 below), and that the right of holders of shares of 5 1/2% Preferred Stock being redeemed to exercise their conversion right shall terminate as to such shares at the close of business on the date fixed for redemption, provided that no default by the Corporation in the payment of the redemption price (including any accrued and unpaid dividends) shall have occurred and be continuing. Subject to the provisions of paragraph 3(b) hereof, in the case of the redemption of less than all the outstanding shares of 5 1/2% Preferred Stock, the Corporation will select by lot, pro rata or in such other equitable manner as may be prescribed by the Board of Directors or an Authorized Board Committee the shares to be redeemed among all then outstanding shares of 5 1/2% Preferred Stock. From and after the date fixed in any such notice as the date of redemption of shares of 5 1/2% Preferred Stock, unless default shall be made by the Corporation in providing funds at the time and place specified for the payment of the redemption price (including any accrued and unpaid dividends) pursuant to such notice, all dividends on the 5 1/2% Preferred Stock thereby called for redemption shall cease to accrue, such shares of 5 1/2% Preferred Stock shall no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price (including any accrued and unpaid dividends), shall cease and terminate.

(d) The holder of any shares of 5 1/2% Preferred Stock redeemed upon any exercise of the Corporation’s redemption right shall not be entitled to receive payment of the redemption price for such shares until such holder shall cause to be delivered to the place specified in the notice given with respect to such redemption (i) the certificates representing such shares of 5 1/2% Preferred Stock and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to transfer such shares of 5 1/2% Preferred Stock to the Corporation free of any adverse claim. No interest shall accrue on the redemption price of any share of 5 1/2% Preferred Stock after the date fixed for its redemption.

(e) All shares of 5 1/2% Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the redemption of shares of 5 1/2% Preferred Stock.

4.	Conversion Rights.

(a) Each share of the 5 1/2% Preferred Stock shall be convertible at the option of the holder thereof at any time (except that if any such share shall have been called for redemption, then, as to such share, such right shall terminate at the close of business on the date fixed for such redemption, unless default shall be made by the Corporation in making the payment due upon redemption) into fully paid and nonassessable shares of Common Stock. Subject to the provisions for adjustment hereinafter set forth shares of 5 1/2% Preferred Stock shall be convertible into fully paid and non-assessable shares of Common Stock of the Corporation at the rate of 0.57087 shares of Common Stock for each share of 5 1/2% Preferred Stock surrendered for conversion.

(b) The Common Stock deliverable upon conversion of 5 1/2% Preferred Stock shall be Common Stock of the Corporation, par value $1.00 per share as constituted at the date of this certificate, except as otherwise provided in subparagraph (i) of paragraph 4(e), and in paragraph 4(f).

(c) In order for any holder of 5 1/2% Preferred Stock to convert the same into Common Stock, such holder shall surrender the certificate or certificates for such 5 1/2% Preferred Stock at the office of the Transfer Agent for the 5 1/2% Preferred Stock during usual business hours, which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank, or accompanied by proper instruments of transfer to the Corporation or in blank, and shall give written notice to the Corporation at such office that he elects so to convert such 5 1/2% Preferred Stock, and state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Shares of 5 1/2% Preferred Stock surrendered for conversion during the period from the close of business on any record date for the payment of dividends next preceding any Dividend Payment Date to the opening of business of such Dividend Payment Date shall (except in the case of shares which have been called for redemption on a redemption date within such period) be accompanied by payment in funds acceptable to the Corporation of an amount equal to the dividend payable on such Dividend Payment Date on the shares being surrendered for conversion.

(d) The Corporation will, as soon as practicable after such deposit of certificates for 5 1/2% Preferred Stock accompanied by the written notice and the statement above prescribed and the payment of any amount required by the provisions of paragraph 4(c), deliver at said office to the person for whose account such 5 1/2% Preferred Stock was so surrendered, or to his nominee or nominees, certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, together with any cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the 5 1/2% Preferred Stock to be converted, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such 5 1/2% Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. The Corporation shall not be required to convert any shares of 5 1/2% Preferred Stock while the stock transfer books of the Corporation are closed for any purpose; but the surrender of 5 1/2% Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion upon reopening of such books, as if the surrender had been made immediately prior to the close of business on the date of such reopening, and conversion shall be at the Conversion Rate in effect of such date. Except as provided in the last sentence of paragraph 4(c), no adjustments in respect of, or payments of dividends on, shares surrendered for conversion of any dividend on the Common Stock issued upon conversion, shall be made upon the conversion of any shares of 5 1/2% Preferred Stock; provided, however, that if any shares shall be converted subsequent to the close of business on the record date next preceding a Dividend Payment Date but prior to the close of business on such Dividend Payment Date (except shares called for redemption between such record date and Dividend Payment Date) the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof or the Corporation’s default on payment of the dividend due on such Dividend Payment Date.

(e) The Conversion Rate shall be subject to adjustment as follows:

(i) In case the Corporation shall (A) pay a dividend on its Common Stock in shares of its Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, or (C) combine its outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date of such dividend, or the effective date of such subdivision or combination, as the case may be, shall be proportionately adjusted so that the holder of any 5 1/2% Preferred Stock surrendered for conversion after such time shall be entitled to receive the number and kind of shares which he would have owned or have been entitled to receive had such 5 1/2% Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur and shall become effective retroactively to immediately after the record date of such dividend or immediately after the effective date of such subdivision or combination.

(ii) Unless the holders of shares of 5 1/2% Preferred Stock shall be permitted to subscribe for or purchase shares of Common Stock on the same basis as if theretofore converted into Common Stock, in case the Corporation shall issue rights or warrant to all holders of its Common Stock entitling them (for a period expiring within 45 days after the record date for the determination of stockholders entitled to receive such rights or warrants) to subscribe or purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) per share of Common Stock on such record date, then in each such case the Conversion Rate shall be adjusted to equal the rate determined by multiplying the Conversion Rate in effect immediately prior to such record date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of share of Common Stock which the aggregate offering price of the total number of shares so offered pursuant to such rights or warrants would purchase at such Current Market Price. Such adjustment shall be made successively whenever such rights or warrants are issued, and shall become effective retroactively to immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; provided, however, in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the Conversion Rate shall be readjusted to the Conversion Rate which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issues in lieu of fractions of shares of Common Stock.

(iii) In case the Corporation shall distribute to all holders of its Common Stock shares of its capital stock (other than Common Stock), evidences of indebtedness or assets of the Corporation (excluding dividends paid in, or distributions of, cash from the retained earnings of the Corporation) or subscription rights or warrants to subscribe for or purchase securities of the Corporation (excluding those referred to in subparagraph (ii) above), then in each such case the Conversion Rate shall be adjusted to equal the price determined by multiplying the Conversion Rate in effect immediately prior to the record date for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock on such record date and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors or an Authorized Board Committee thereof, whose determination shall be conclusive) of the portion of the capital stock, evidences of indebtedness, assets or subscription rights or warrants distributed applicable to one share of Common Stock. Such adjustment shall be made successively whenever any such distribution is made, and shall become effective retroactively to immediately after such record date.

(iv) For the purpose of any computation under subparagraphs (ii) and (iii) above, the “Current Market Price” per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the thirty consecutive trading days commencing forty-five business days before such date. The “Closing Price” for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case as reported on the American Stock Exchange Composite Tape, or, if at any time the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if the Common Stock is not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors or an Authorized Committee for such purpose.

(v) In any case in which this paragraph 4(e) shall require that an adjustment as a result of any event becomes effective retroactively to immediately after a record date or effective date for such event, the Corporation may elect to defer until after the occurrence of such event (A) issuing to the holder of any shares of 5 1/2% Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Rate prior to adjustment and (B) paying to such holder any amount in cash lieu of a fractional share of Common Stock pursuant to paragraph 4(g) below; and, in lieu of the shares the issuance of which and the cash the payment of which is so deferred, the Corporation shall issue or cause its Transfer Agent to issue due bills or other appropriate evidence of the right to receive such shares and such cash.

(vi) No adjustment to the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Rate; provided, however, that the Corporation may make any such adjustment at its election; and provided further, however, that any adjustments which by reason of this subparagraph (vi) are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 4(e) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this paragraph 4(e) notwithstanding, the Corporation shall be entitled to make such decreases in the Conversion Rate, in addition to those required by this paragraph 4(e), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of rights or warrants to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Corporation to its stockholders shall not be taxable.

(vii) If the Corporation makes any distribution, dividend, issuance of rights or warrants or subdivision, combination or reclassification of or on the Common Stock, or any security to which the conversion right addressed in this Section 4 then applies, which is not covered by any of the preceding provisions of this paragraph (e) and which equitably requires an adjustment in the Conversion Rate, such adjustment shall be made as determined by the Board of Directors of the Corporation. In such case, the determination of the Board of Directors as to whether an adjustment in the Conversion Rate is required, the amount of any such adjustment, and the effective date of any such adjustment shall be conclusive.

(f) In case of any consolidation of the Corporation into, or merger of the Corporation with or into, any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, or in case of any reclassification or change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, but including any reclassification of the Common Stock into two or more classes), or in case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Corporation), the holder of each share of 5 1/2% Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of shares of stock and other securities, cash and other property receivable upon such consolidation, merger, sale, transfer, reclassification, change or statutory exchange by a holder of the number of shares of Common Stock of the Corporation into which such shares of 5 1/2% Preferred Stock might have been converted immediately prior to such consolidation, merger, sale, transfer, reclassification, change or statutory exchange (assuming that the holder of such share of 5 1/2% Preferred Stock, as a holder of Common Stock prior to such transaction, would not have exercised any rights of election as a holder of Common Stock as to the kind or amount of shares of stock and other securities, cash and other property receivable upon such consolidation, merger, sale, transfer, reclassification, change or statutory exchange; provided, that if the kind or amount of shares of stock and other securities, cash and other property receivable upon such consolidation, merger, sale, transfer, reclassification, change or statutory exchange is not the same for each non-electing share of Common Stock, then the kind and amount of shares of stock and other securities, cash or other property receivable shall be deemed to be the kind and amount so receivable by a plurality of the non-electing shares). In any such event, effective provision shall be made, in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares, other securities, cash or other property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the 5 1/2% Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities, cash and other property deliverable upon conversion of the 5 1/2% Preferred Stock remaining outstanding or other convertible stock or securities received by the holders of the 5 1/2% Preferred Stock in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares, other securities, cash and other property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities, cash and other property as the holders of the 5 1/2% Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders of the 5 1/2% Preferred Stock in place thereof, shall be entitled to receive, pursuant to the provision hereof, and to make provision for the protection of the conversion right as above provided. In case shares of stock, securities, cash or other property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to Common Stock in this paragraph 4 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities, cash or other property. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, reclassification, changes or statutory exchanges.

(g) No fractional interests in Common Stock shall be issued upon conversion of shares of 5 1/2% Preferred Stock. If more than one share of 5 1/2% Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable by the Corporation upon conversion thereof shall be computed on the basis of the aggregate number of shares of 5 1/2% Preferred Stock so surrendered. Instead of any fractional share of Common Stock which could otherwise be issuable upon conversion of any share of 5 1/2% Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Closing Price (as defined in subparagraph 4(e)(iv) per share of Common Stock determined as of the business day preceding the date of conversion.

(h) Whenever any adjustment is required in the Conversion Rate or the number or type of shares of stock or other securities, cash or other property into which each share of 5 1/2% Preferred Stock is convertible, the Corporation shall forthwith (A) file with the Transfer Agent for the 5 1/2% Preferred Stock a statement describing in reasonable detail the adjustment of the Conversion Rate or conversion right, the date on which the adjustment became effective and the facts requiring such adjustment and (B) cause a copy of such statement to be mailed to the holders of record of the 5 1/2% Preferred Stock.

(i) Upon the conversion of shares of 5 1/2% Preferred Stock, the shares so converted shall have the status of authorized and unissued shares of Preferred Stock, without designation as to series, and the number of shares of Preferred Stock which the Corporation shall have authority to issue shall not be decreased by the conversion of shares of 5 1/2% Preferred Stock. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued stock or stock held as a treasury stock, solely for the purpose of effecting the conversion of the 5 1/2% Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all shares of 5 1/2% Preferred Stock at such time outstanding. For the purposes of this paragraph 4(i), the full number of shares of Common Stock issuable upon the conversion of all outstanding shares of

5 1/2% Preferred Stock shall be computed as if at the time of computation of such number of shares of Common Stock all outstanding shares of 5 1/2% Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding 5 1/2% Preferred Stock.

(j) The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of 5 1/2% Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect to any transfer involved in the issue or delivery of Common Stock in a name other than that in which the 5 1/2% Preferred Stock so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(k) Before taking any action which would cause an adjustment reducing the Conversion Rate below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue paid and nonassessable shares of Common Stock at the Conversion Rate as so adjusted.

(l) In case: (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock (other than cash dividends paid out of the retained earnings of the Corporation and dividends payable in Common Stock); or (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or (iii) of any reclassification or change of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding Common Stock (but including any reclassification of the Common Stock into two or more classes), or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party or of any statutory exchange of securities with another corporation and for which approval of any stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation; then, in each such case, the Corporation shall mail to each holder of 5 1/2% Preferred Stock at least fifteen days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined, or (B) the date on which such reclassification, change, consolidation, merger, sale, transfer, statutory exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, change, consolidation, merger, sale, transfer, statutory exchange, dissolution, liquidation or winding up. Failure to give such notice, or any defect therein, shall not, however, affect the legality or validity of any action described in clauses (i), (ii), (iii) or (iv) of this paragraph 4(l).

5.	Liquidation Preference.

Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of 5 1/2% Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders, the amount of $25.00 (the “Liquidation Preference”) per share plus an amount equal to all dividends (whether or not declared or due) on such shares accrued and unpaid thereon to the date of final distribution, before any payment or distribution shall be made on the Common Stock or on any other class or series of stock ranking junior to the 5 1/2% Preferred Stock with respect to distributions upon liquidation, dissolution or winding up. For purposes of this Section 5, the merger or consolidation of the Corporation or the sale of all or substantially all of the Corporation’s assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation. In the event the assets of the Corporation available for distribution to the holders of shares of the 5 1/2% Preferred Stock upon any dissolution, liquidation or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this Section 5, no such distribution shall be made upon account of any shares of any other class or series of stock of the Corporation ranking on a parity with the shares of the 5 1/2% Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distribution amounts shall be paid on account of the shares of the 5 1/2% Preferred Stock, ratably, in proportion to the full distributable amounts to which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. After the payment of the holders of the shares of the 5 1/2% Preferred Stock of the full preferential amounts provided for in this Section 5, the holders of the 5 1/2% Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

6.	Voting Rights.

(a) The holder of each outstanding share of 5 1/2% Preferred Stock shall be entitled to 0.57087 votes per share on each matter submitted to a vote of stockholders of the Corporation and, except as provided by law, the holders of 5 1/2% Preferred Stock shall vote together with the holders of the Common Stock as a single class; provided, that whenever, through stock dividend or subdivision or combination of shares, the number of shares of Common Stock into which each share of 5 1/2% Preferred Stock is convertible is required, under the provisions of paragraph 4(e) hereof, to be adjusted, the vote to which the holder of each outstanding share of 5 1/2% Preferred Stock shall be entitled shall be increased or decreased, as the case may be, to that number which is equal to the number of shares of Common Stock into which such share of 5 1/2% Preferred Stock shall after such adjustment, be convertible.

(b) In exercising any voting rights as a separate class, each share of 5 1/2% Preferred Stock shall be entitled to one vote.

7.	Amendment.

This Certificate of Designation, Preferences and Rights may be amended, altered or repealed by the unilateral action of the Board of Directors of the Corporation without the consent or vote of stockholders. Notwithstanding the preceding sentence, the Certificate of Incorporation of the Corporation (including this Certificate of Designation) shall not be amended, altered or repealed in any manner which would adversely affect the powers, preferences, or special rights of the 5 1/2% Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of 5 1/2% Preferred Stock, voting separately as a class; provided, that any increase in the authorized Preferred Stock or the creation and issuance of any other class or series of Preferred Stock ranking on a parity with or junior to the 5 1/2% Preferred Stock as to payment of dividends and upon liquidation, dissolution or winding up or any decrease in the number of shares which constitute the 5 1/2% Preferred Stock (but not below the number of shares thereof then outstanding) shall not be deemed to adversely affect such powers, preferences or special rights; and provided further that the subdivision of outstanding shares of 5 1/2% Preferred Stock into a greater number of shares or the combination of outstanding shares of 5 1/2% Preferred Stock into a smaller number of shares, which shall include an equitable adjustment in the dividend, conversion rate, liquidation preference and voting rights of the then outstanding shares of the 5 1/2% Preferred Stock shall not be deemed to adversely affect such powers, preferences or special rights.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held on April 28, 1993, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the Amended Certificate of Designation was approved by the holders of the Corporation’s Common Stock and by the holders of the 5 1/2% Preferred Stock.

THIRD: That the Amended Certificate of Designation was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said STEPAN COMPANY has caused this corporate seal to be hereunto affixed and this certificate to be signed by F. QUINN STEPAN, its Chairman and President, and attested by JEFFREY W. BARTLETT, its Secretary, this 28th day of April, 1993.

STEPAN COMPANY

BY	/s/ F. Quinn Stepan
Chairman and President

BY:	/s/ Jeffrey W. Bartlett
Secretary